UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2025

Chase Packaging Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-21609	93-1216127
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

106 West River Road Rumson, NJ	07760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 741-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective May 23, 2025, the Board of Director of Chase Packaging Corporation appointed a new member of the Board, Arthur J. Gajarsa. There was no arrangement or understanding between the new director and any other person pursuant to which such director was selected as a director. The new director has not been named to any committees of the Board of Directors as of the date of this Report. The was no material plan, contract or arrangement to which the new director is a party or in which he participates that was triggered or resulted in any grant or award to the new director as a result of his appointment to the Board of Directors.

Arthur J. Gajarsa, aged 84, has been a Jurist in Residence at New Hampshire School of Law since 2012. He was a Director of Supreme Industries, Inc. (“Supreme”), a manufacturer of specialized truck bodies, from 2012 through 2017; Senior Counsel at the law firm of Wilmer, Cutler, Pickering, Hale and Dorr from January of 2013 through 2024; Trustee of Rensselaer Polytechnic Institute since 1994, Chairman of the Board of Trustees from 2011 through 2017, Vice Chairman from 1998 to 2010 and presently Chair Emeritus; Director of Georgetown University Board of Directors from 1996 to 2008, and Chairman of the Audit Committee, the Law Committee, and a member of the Executive Committee from 2002 to 2008; and U.S. Circuit Judge for the U.S. Court of Appeals for the Federal Circuit from 1997 to 2012. Prior to his judicial appointment, Judge Gajarsa served as Senior Partner of Joseph, Gajarsa, McDermott & Reiner, P.C., and previously served as Special Counsel to the Secretary of the Interior and Commissioner of Indian Affairs. He also worked at the Department of Commerce at the USPTO and worked as a systems analyst at the Department of Defense. Judge Gajarsa provides the Board insight and experience in the areas of legal compliance, corporate mergers and acquisitions, commercial litigation, international trade and intellectual property.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHASE PACKAGING CORPORATION

Date: May 23, 2025	By:	/s/ Ann C.W. Green
Ann C.W. Green
Chief Financial Officer

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